March 2010 Pricing Sheet No. 17 dated March 26, 2010, relating to Preliminary Terms No. 17 dated February 2, 2010 Registration Statement No. 333-145845 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS

PLUS Based on the Performance of a Basket of Currencies due March 28, 2012
Performance Leveraged Upside SecuritiesSM

PRICING TERMS – MARCH 26, 2010
Issuer:	Barclays Bank PLC
Maturity date:	March 28, 2012 (subject to business days, market disruption events and postponement of the valuation date)
Basket:

A basket consisting of the following three currencies valued relative to the U.S. dollar (each, a “basket component” or “basket currency” and, together, the “basket components” or “basket currencies”) weighted on the pricing date as follows:

	Basket Component	Basket Reference Source	Basket Component Weighting on the Pricing Date	Initial Value

	Japanese Yen (“JPY”)	Bloomberg screen “WMCO1” to the right of the caption “JPY” under the caption “MID”	10/3	92.57

	British Pound (“GBP”)	1 divided by the rate on Bloomberg screen “WMCO1” to the right of the caption “GBP” under the caption “MID”	10/3	.6709

	Eurozone Euro (“EUR”)	1 divided by the rate on Bloomberg screen “WMCO1” to the right of the caption “EUR” under the caption “MID”	10/3	.7464

Aggregate principal amount:	$200,000
Payment at maturity:	If the dollar has strengthened relative to the basket currencies, which means that the final basket value is greater than the initial basket value,
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the dollar has weakened relative to the basket currencies, which means the final basket value is less than or equal to the initial basket value,
$1,000 x basket performance factor
This amount will be less than or equal to the stated principal amount of $1,000 and may be zero. In no event will be the payment at maturity be less than zero.
Maximum payment at maturity:	$1,190.00 (119.00% of the stated principal amount) per PLUS
Leveraged upside payment:	$1,000 x leverage factor x basket percent increase
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Initial or final value for each basket component:	On the pricing date with respect to the “initial value” and on the valuation date with respect to the “final value”:

For the U.S. dollar/Japanese yen exchange rate (the “USD/JPY exchange rate”), the U.S. dollar/British pound exchange rate (the “USD/GBP exchange rate”) or the U.S. dollar/Euro exchange rate (the “USD/EUR exchange rate”), the currency exchange rate as set forth under “Basket—Basket Reference Source” above on such date.

Initial basket value:	10
Final basket value:	10 plus the sum of the component returns for each of the basket components
Component Return:	For each basket component, the weighting * [(final value – initial value) / final value]
Valuation date:	March 23, 2012 (subject to non-scheduled trading days and market disruption events).
Leverage factor:	135%
Basket performance factor:	final basket value / initial basket value
Stated principal amount:	$1,000 per PLUS
Issue price:	$1,000 per PLUS (see “Commissions and Issue Price” below)
Pricing date:	March 26, 2010
Original issue date:	March 30, 2010 (2 business days after the pricing date)
CUSIP/ISIN:	06740JM49 / US06740JM498
Listing:	We do not intend to list the PLUS on any securities exchange.
Selected Dealer:	Morgan Stanley Smith Barney LLC (“MSSB”)

Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per PLUS	$1,000.00	$22.50	$977.50
Total	$200,000	$4,500	$195,500

(1)

The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor. The lowest price payable by an investor is $992.50 per PLUS.

(2)	MSSB and its financial advisors will collectively receive from the Agent, Barclays Capital Inc., a fixed sales commission of $22.50 for each PLUS they sell.
The PLUS are not principal protected. In the event of a decline in the value of the basket (meaning the dollar has weakened relative to the basket currencies), your payment at maturity per PLUS will be less than the face amount of each PLUS and may be equal to zero.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS,

EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS, BELOW.

Preliminary Terms No. 17 dated February 26, 2010
Prospectus dated February 10, 2009
Prospectus Supplement dated September 14, 2009

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue-Attn. US InvSol Support, New York, NY 10019.

“Performance Leveraged Upsize SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

Morgan Stanley Smith Barney LLC	Barclays Capital Inc.